Exhibit 99.1

Processa Pharmaceuticals, Inc. Mourns the Sudden Passing of Board Member Virgil Thompson

Hanover, MD. (Global Newswire) – Processa Pharmaceuticals, Inc. (Nasdaq: PCSA) announced today with great sadness that Virgil Thompson, Director, passed away unexpectedly on November 9, 2023. Mr. Thompson served on our Board of Directors since we were formed in 2017 and was previously on the Board of Directors of Promet Therapeutics, LLC, our predecessor. He was 83 years old.

“We are all saddened by the sudden passing of our friend and one of our founding board members, Virgil Thompson,” commented Justin Yorke, Chairman of Processa’s Board of Directors. “We are thankful for Virgil’s leadership, guidance and wisdom, and we will remember him fondly. He will be greatly missed by the Board and the whole Processa family.” Over his career Mr. Thompson’s experiences included servicing as an executive and/or director for several biotechnology companies.

About Processa Pharmaceuticals, Inc.

Processa is a clinical stage pharmaceutical company focused on developing the Next Generation Chemotherapy drugs to improve the safety and efficacy of cancer treatment. By combining Processa’s novel oncology pipeline with proven cancer-killing active molecules and the Processa Regulatory Science Approach as well as experience in defining Optimal Dosage Regimens for FDA approvals, Processa not only will be providing better therapy options to cancer patients but also increase the probability of FDA approval for its Next Generation Chemotherapy drugs. Processa’s NGC drugs are modifications of existing FDA-approved oncology drugs resulting in an alteration of the metabolism and/or distribution of drugs while maintaining the existing mechanisms of killing the cancer cells. Our approach to drug development is based on more than 30 years of drug development expertise to efficiently design and conduct clinical trials that demonstrate a positive benefit/risk relationship. Using its proven Regulatory Science Approach, we have experience defining the Optimal Dosage Regimen using the principles of the FDA’s Project Optimus Oncology initiative. The advantages of Processa’s Next Generation Chemotherapy drugs are expected to include fewer patients experiencing side effects that lead to dose discontinuation; more significant cancer response; and a greater number of patients who will benefit from each Next Generation Chemotherapy drug. Currently in our pipeline are three Next Generation Chemotherapy drugs: Next Generation Capecitabine (PCS6422 and capecitabine to treat metastatic colorectal, gastrointestinal, breast, pancreatic, and other cancers), Next Generation Gemcitabine (PCS3117 to treat pancreatic, lung, ovarian, breast, and other cancers), and Next Generation Irinotecan (PCS11T to treat lung, colorectal, gastrointestinal, pancreatic, and other cancers).

For more information, visit our website at www.processapharma.com.

For More Information:

Investors:

Bret Shapiro

CORE IR

ir@processapharma.com

Company Contact:

Patrick Lin

(925) 683-3218

plin@processapharma.com